Exhibit 99.2

 Investor Presentation  January 2024

 Disclaimer  2  This presentation (the “Presentation”) has been prepared by Innventure, LLC (“Innventure” or the “Company”) and Learn CW Investment Corporation (“Learn CW” or the “SPAC”) in order to assist interested parties in conducting their own evaluation of the potential business combination of the Company and Learn CW and related transactions (collectively, the “Transaction”). The Presentation does not purport to contain all information that may be required or desired by an interested party in investigating the Company, its business or prospects, or the proposed business combination, and it shall not be deemed to be a complete description of the state of affairs of the Company historically, at its stated date or in the future. Portions of this Presentation have been prepared based on information received from the Company, Learn CW and other sources considered reliable; however, neither the Company nor Learn CW have independently verified that such information is correct.   None of the Company, Learn CW or any of their respective affiliates, control persons, officers, directors, employees, representatives or agents make any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this Presentation or any other information provided in conjunction with an evaluation of the Company or the proposed business combination. Only those particular representations and warranties that may be made in relation to any legally binding written definitive agreement signed by the parties relating to the Transaction, and subject to such limitations and restrictions as may be agreed upon, shall have any legal effect. Conditions and information reported in the Presentation may change without any notice, and Learn CW, the Company and their respective affiliates and related persons disclaim any responsibility or liability to update the information contained in this Presentation except to the extent required by applicable law or regulation. In addition, all of the market data included in this Presentation involves a number of assumptions, limitations, projections, estimates and research. Such market data is necessarily subject to a high degree of uncertainty and risk and there can be no guarantee as to the accuracy or reliability of such assumptions.  Caution Regarding Forward-Looking Information   This Presentation contains forward-looking statements, including statements about the parties’ ability to close the business combination, the anticipated benefits of the business combination, and the financial condition, results of operations, earnings outlook and prospects of Learn CW and/or Innventure and may include statements for the period following the consummation of the business combination, including revenue growth and financial performance. Forward-looking statements appear in a number of places in this Presentation. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.  These forward-looking statements are based on the current expectations and beliefs of the management of Learn CW and Innventure in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on Learn CW, Innventure and Holdco as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Learn CW, Innventure or Holdco will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including those discussed and identified in the public filings made or to be made with the SEC by Learn CW, including in the final prospectus relating to Learn CW’s IPO, which was filed with the SEC on October 12, 2021 under the heading “Risk Factors,” or made or to be made by Holdco upon closing of the Transaction, and the following:

 Disclaimer  3  expectations regarding Innventure’s and the Innventure Companies’ strategies and future financial performance, including their future business plans, expansion and acquisition plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, product and service acceptance, market trends, liquidity, cash flows and uses of cash, capital expenditures, and Innventure’s ability to invest in growth initiatives;  the implementation, market acceptance and success of Innventure’s business model and growth strategy;  the implementation, market acceptance and success of the Innventure Companies’ business models and growth strategies;  that Innventure will have sufficient capital upon the approval of the proposed business combination to operate as anticipated;  Innventure’s future capital requirements and sources and uses of cash;  Innventure’s ability to obtain funding for its operations and future growth;  developments and projections relating to Innventure’s and the Innventure Companies’ competitors and industries;  the Innventure Companies’ ability to meet, and to continue to meet, applicable regulatory requirements for the use of their products, including in food grade applications;  the Innventure Companies’ ability to comply on an ongoing basis with the numerous regulatory requirements applicable to their products and facilities;  the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed business combination agreement;  the outcome of any legal proceedings that may be instituted against Learn CW or Innventure following announcement of the proposed business combination agreement and the transactions contemplated therein;  the inability to complete the proposed business combination due to, among other things, the failure to obtain the required Learn CW shareholder approval;  regulatory approvals;  the risk that the announcement and consummation of the proposed business combination disrupts Innventure’s current plans;  the ability to recognize the anticipated benefits of the proposed business combination;  unexpected costs related to the proposed business combination;  the amount of any redemptions by existing holders of Learn CW’s common stock being greater than expected;  limited liquidity and trading of Learn CW’s securities;  geopolitical risk and changes in applicable laws or regulations;

 Disclaimer  4  the possibility that Learn CW and/or Innventure may be adversely affected by other economic, business, and/or competitive factors;  the potential characterization of Innventure as an investment company subject to the Investment Company Act of 1940;  operational risk; and  the risk that the consummation of the proposed business combination is substantially delayed or does not occur.  Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.  All subsequent written and oral forward-looking statements concerning the business combination or other matters addressed in this Presentation and attributable to Learn CW, Innventure, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement. Except to the extent required by applicable law or regulation, Learn CW and Innventure undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Presentation or to reflect the occurrence of unanticipated events.  Market and Industry Data  Certain market, industry and other data used herein have been obtained or derived from third-party sources and publications as well as from research reports prepared for other purposes. Although the information from these third-party sources is believed to be reliable, none of the Company or its management has independently verified the data obtained from these sources, and no assurances can be made regarding the accuracy or completeness of such data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained herein.

 Disclaimer  5  Trademarks  In addition to trademarks, service marks, trade names, copyrights and logos of Innventure and its subsidiaries contained herein, this presentation contains trademarks, service marks, trade names, copyrights and logos of other companies, which are the property of their respective owners. Unless otherwise stated, the use of these other trademarks, service marks, trade names, copyrights and logos herein does not imply an affiliation with, or endorsement of the information contained herein by, the owners of such trademarks, service marks, trade names, copyrights and logos.  Additional Information About the Proposed Business Combination and Where To Find It  In connection with the proposed business combination, Learn SPAC Holdco, Inc. has filed with the SEC a registration statement on Form S-4 containing a preliminary proxy statement of Learn CW, a preliminary consent solicitation statement of Innventure and a preliminary prospectus with respect to the combined company’s securities to be issued in connection with the business combination, and after the registration statement is declared effective, the definitive proxy statement/consent solicitation statement/prospectus relating to the proposed business combination will be mailed to Learn CW shareholders and will be sent to Innventure unitholders. This presentation does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. Learn CW’s shareholders, Innventure’s unitholders and other interested persons are urged to read the preliminary proxy statement/consent solicitation statement/prospectus and the amendments thereto and, when available, the definitive proxy statement/consent solicitation statement/prospectus and other documents filed in connection with the proposed business combination, as these materials will contain important information about Innventure, Learn CW, the combined company and the proposed business combination. When available, the definitive proxy statement/consent solicitation statement/prospectus and other relevant materials for the proposed business combination will be mailed to shareholders of Learn CW as of a record date to be established for voting on the proposed business combination. Such shareholders will also be able to obtain copies of the preliminary and definitive proxy statement/consent solicitation statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Learn CW Investment Corporation, 11755 Wilshire Blvd., Suite 2320, Los Angeles, California 90025.  No Offer or Solicitation  This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a definitive document.   Participants in the Solicitation  Innventure, Learn CW and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Learn CW’s shareholders in connection with the proposed business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Learn CW’s shareholders in connection with the proposed business combination are set forth in the registration statement on Form S-4, including the preliminary proxy statement/consent solicitation statement/prospectus, and will also be set forth in the definitive proxy statement/consent solicitation statement/prospectus when available. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed business combination of Learn CW’s directors and officers in Learn CW’s filings with the SEC and such information is also set forth in the registration statement filed with the SEC by Learn SPAC Holdco, Inc., including the proxy statement of Learn CW for the proposed business combination.

6

Innventure – A Technology Commercialization Company

Innventure founds, funds, operates, and scales companies in **strategic collaboration with multinational corporations ("MNCs").** We source technology solutions from MNCs seeking greater value from their innovations and who believe Innventure's **funding and scaling model** is the best choice for mitigating risk and **achieving the full commercial potential of the technology.**

innventure

A **Who We Are**
A company that partners with MNCs and seeks to create $1B+ businesses at an attractive, de-risked cost basis

B **What We Offer**
Valued partner to MNCs that commercializes technologies with anticipated market needs, providing strategic benefit to the MNCs upon adoption of the technologies

C **How We Identify Opportunities**
Proprietary DownSelect analysis has the potential to limit failure rate and enhance economic return profile

D **MNC Technology Solution Relationships**
Extensive de-risked proprietary pipeline of technologies from relationships with MNCs with a combined enterprise value of nearly $800 billion[(1)] across numerous industries

E **Focus on Growth**
Track record of value growth across various proven high demand technologies[(2)]

innventure

(1) Aggregate enterprise value for 2 MNC partners ("MNP") and 9 active MNC opportunities ("Active MNCs") as of January 18, 2024.
(2) Such technology has been demonstrated as a proof of concept but has not yet been scaled or commercialized.
Source: FactSet

7

A Transaction Overview[1]

Sources & Uses

Sources ($ mm)	
SPAC Cash in Trust[2]	$100
Stock Consideration to Existing Shareholders[3] [5]	379
Total Sources	**$479**

Uses ($ mm)	
Stock Consideration to Existing Shareholders[3]	$379
Cash to Balance Sheet	85
Estimated Transaction Costs	15
Total Uses	**$479**

Pro Forma Ownership

Ownership Breakdown at Close	Shares	% Ownership
Innventure Unitholders[3] [5]	37.9	73%
LCW Shareholders[2] [4] [6]	14.0	27%
PF Shares Outstanding	**51.8**	**100%**



27%
LCW Public Shareholders
73%
Existing Innventure Unitholders

Pro Forma Valuation

($ in Millions, except per share values)

Pro Forma Shares Outstanding [2][3][4][5][6]	51.8
(*) Share Price	10.00
Equity Value	**$518**
(+) Existing Net Debt as of 9/30/2023	6
(-) Cash Proceeds from Transaction	(85)
Enterprise Value	**$440**

Note: Transaction will include up to an additional $75M committed equity facility that may be drawn after the Transaction closing.

1. Assumes that there will not be any redemptions by current LCW shareholders. In all cases, reflective of $10.74 per share.
2. Amount in trust reflects 9.3M LCW shares and an amount held in trust value of $10.74 per share with the total amount held in trust being $100.5M. Assumes that there will not be any redemptions by current LCW shareholders.
3. Excludes 5.0M share earnout to existing Innventure unitholders related to achieving commercial milestones at Innventure, Accelsius, and AeroFlexx.
4. Excludes 0.4M share earnout to LCW Sponsor related to achieving commercial milestones at Innventure, Accelsius, and AeroFlexx.
5. Stock Consideration to Existing Shareholders calculated as $385M Enterprise Value - $6M existing net debt as of 9/30/2023 presented for illustrative purposes. Cash and debt as of closing will be used to calculate the stock consideration to existing Innventure shareholders.
6. Ownership and share count includes 9.3M LCW Class A ordinary shares, 4.5M LCW Class B ordinary shares, and 0.1M Independent Director of Learn CW Shares, excludes 18.6M outstanding LCW warrants (strike price of $11.50 or 15% (out-of-the-money)) and assumes no redemptions by current LCW shareholders.

innventure

8

A Innventure at a Glance

Innventure founds, funds, and operates companies around **transformative, sustainable technology solutions acquired or licensed from MNCs**

Leveraging MNC market data, Innventure identifies opportunities where it believes well-protected, **disruptive technology solution has the potential to add $1B+ in enterprise value**

Innventure **acquires or licenses technology solutions from the multinational corporations,** funds the commercialization, and **launches and scales new "Innventure Companies"**

Innventure has **an established network of MNCs interested** in partnering with Innventure to monetize new technology solutions

Innventure **maintains control** as part of the new "Disruptive Conglomerate Model"

Three companies launched since Innventure's inception: PureCycle Technologies (Nasdaq: PCT), AeroFlexx, and Accelsius

	2015	2018	2022	2024+
Innventure Company	PURECYCLE(1) NASDAQ: PCT	AEROFLEXX	ACCELSIUS	New Company #4, #5, . . .
Technology	Polypropylene Recycling Technology	Liquids Packaging Technology	Thermal Management Technology	Technology #4, #5, . . .
MNC	***Procter & Gamble***	***Procter & Gamble***	***Nokia***	11 Current MNCs showing technologies to be commercialized with **aggregate enterprise value of nearly $800 billion**(2)

Innventure's model, which has evolved over time, was created by a handful of current executives who have worked together for over three decades in the creation of disruptive companies utilizing breakthrough technology solutions across different industries

(1) PureCycle Technologies became public in 2021 (Nasdaq "PCT") and, as of December 31, 2023, Innventure owns less than 2% of PCT.
(2) Aggregate enterprise value for 2 MNPs and 9 Active MNCs as of January 18, 2024.
Source: FactSet

innventure

 Liquidity for Investors  X  X  ✔  ✔  Investor / LP Time Constraint  Significant  Significant  Limited  None  Ability to Redeploy Cash Flow  X  X  ✔  ✔  Portfolio Expected Success Rate  Low  Medium  Low  High  Operational Expertise  Limited  Limited  Mature products and technology  Early and growth stage, disruptive products and technology  Cost Basis  Low  High / Leveraged  High  Near-Zero  Our View of What Differentiates Innventure's Model  9  Venture Capital  Traditional   Private Equity  MNCs  Innventure creates companies that are designed to reduce risk: (i) they serve an expected market need informed by proprietary MNC data, (ii) they own or license developed technology with significant time and capital previously invested by the MNC, and (iii) they have an expected built-in customer pipeline (via the MNC)  A

 What Makes Innventure Unique  10  Acquire or license a proven technology(1) from MNC that addresses an expected unmet need  Built-in channel to market through MNC accelerates adoption of technology  Founder stage owner-operators can create substantial financial leverage  Significant monetary and time investment by MNC in each technology  PCT(2) has long-term supply agreements with P&G and other global partners  18.8x  Return on PCT(2) (3)  Systematic approach to found, fund, and operate companies with a focus on transformative, sustainable technology solutions acquired or licensed from MNCs  Innventure has developed a network of MNC relationships, as well as the know-how, to repeatably build successful companies  Such technology has been demonstrated as a proof of concept but has not yet been scaled or commercialized.  PureCycle Technologies became public in 2021 (Nasdaq “PCT”) and, as of December 31, 2023, Innventure owns less than 2% of PCT.  Calculated based upon PCT's closing share price on Jan. 24, 2024 and illustrative of an investor's return if they had invested in PCT at inception and exited on Jan. 24, 2024.  A

 Innventure Company Operations  11  Ironton Production Plant  Westchester Facility Filling Machines  Cooling System Demonstration  A  PureCycle Technologies became public in 2021 (Nasdaq “PCT”) and, as of December 31, 2023, Innventure owns less than 2% of PCT.  (1)

12

B Benefits to Multinational Companies

MNCs invest hundreds of billions of dollars annually in Research & Development – much of that is not commercialized

MNCs spend billions developing new technology each year	But they only commercialize a small fraction of promising projects	The opportunity: Systematically acquire or license these technologies and launch successful businesses
The top 100 companies in industrial R&D spending invest >$720B each year, growing by 15% YoY(1)	Many projects are not commercialized, even after millions are spent on technical development, de-risking, and market analysis	Innventure takes a data-and-value driven approach using proprietary access to partner data to identify and acquire valuable technologies and then scale them into successful businesses
>$700B	**95%(2)**	**~$1B**
A growing amount of which is in the technology sector	**Percentage of 2.1M active patents that fail to be licensed or commercialized**	**Equity value created at Innventure Companies since founding**

MNCs invest in R&D to access the value of a particular technology

Innventure commercializes technologies from MNCs, providing strategic benefit to the MNCs via adoption of the technology innventure

(1) From 2021 to 2022.
(2) Metric as of June 18, 2014
Source: FDI Intelligence (https://www.fdiintelligence.com/content/feature/global-innovation-leaders-2022-edition-82527)

 Innventure’s Disruptive Conglomerate Model v. Traditional Venture Model  13  Technology  Creates a new technology and takes all risk that it will ultimately work  Innventure starts with a proven technology(1) developed by the MNC  Funding Profile  Funds riskiest portion of R&D spend which is the development and validation of the technology  Benefits from all the capital and time the MNC has already invested into technology development and validation  Customer Base & Commercialization  Organically build a customer base from scratch  Expected built in customer base in the MNC (as well as its peers)  Company Lifecycle (Technology Development Through Commercialization)  Traditional Venture Capital Company  B  TIME SINCE INCEPTION  NET CASH POSITION  MNC  (Earlier Stage / Higher Risk)  (Later Stage / Lower Risk)  Innventure provides potential for economic returns with a later-stage risk profile  T = 0  Such technology has been demonstrated as a proof of concept but has not yet been scaled or commercialized.

 The Closed Loop Model  14  Systematic mitigation of risks inherent in creating and growing high growth, disruptive companies  Access  Advantage  Developed Technology  Institutional Data   Set  Early Customer Adoption  Access to technology that is available only through MNCs  Access Advantage  The MNC is motivated to catalyze early adoption by becoming an early customer and/or facilitate the initial customer base to drive financial and strategic value  Early Customer Adoption  Institutional Data Set  Deep MNC market knowledge related to the unmet market need, technology solution, industry value creation, market size, and channels of distribution  Funded beyond proof of concept, strong patent strategy and early tailored technical support  Developed Technology  Innventure’s closed loop model mitigates risk and serves as a value creation flywheel  B

 The Innventure Strike Zone   15  Seeking proven technologies(1) that have been significantly de-risked by MNC partners with benefit of market data  De-Risked Business  Leverage MNC data and built-in adoption to confirm market demand and identify early customers, de-risking go-to-market pathway and ensuring customer adoption  Unmet Customer Need  Commercial-grade technology solutions that enable significant, additional quantifiable value opportunities  Proven Industrial Technology(1)  Targeting opportunities believed to have the potential for billion+ dollar outcomes  Path to Economic Return  Innventure’s data-centric approach reduces principal risk to scaling and execution  B  Such technology has been demonstrated as a proof of concept but has not yet been scaled or commercialized.

16

C Innventure's DownSelect Analysis

Seeks to identify a **significant unmet market need with a transformative technology solution** that generates **meaningful economic value (for both NewCo and MNC) and** has a derived, **strategic path to market adoption** through the MNC…completing the **Closed Loop Model**

Innventure Value Creation


MULTINATIONAL CORPORATION
UNMET MARKET NEED
TRANSFORMATIVE SOLUTION
STRATEGIC EXECUTION
New Innventure Company

Phases

PHASE 1 – Opportunity Screen – ~1 Month

Analyze high-level business, financial, and technology issues to determine whether the opportunity meets key criteria and to identify potential critical factors that must be resolved

PHASE 2 – Critical Factor Assessment – ~2 Months

Assess and prioritize an opportunity's critical model, success, and risk factors to create a holistic assessment and a systematic evaluation plan to quantify value, address critical factors, and mitigate risk factors

PHASE 3 – Comprehensive Quantification – ~5 Months

Quantify and validate the immediate, new economic value creation that will drive early customer adoption (via a pre-determined path) and long-term business profitability with a model that manages risk and capital requirements to increase probability of success

Recommendation made to Innventure Board of Directors on Innventure Company formation

PHASE 4 – Strategy & Formation – NewCo is positioned for potential value creation

Develop the initial strategy for launch, commercialization, early adoption, scaling, secure control of the technology via licensing or ownership, and create the new company that is intended to reduce risk – ultimately intended to position the technology solution to drive financial value and accelerate success for both Innventure and the MNC innventure

 Pipeline of MNCs for Company Launches  17  Innventure’s target is to be in dialogue with the globe’s 50 most innovative companies  The Company has active relationships at 29 MNCs, and has been shown nearly 100 technologies / potential companies to-date  Innventure is in active dialogue with 11 MNCs, including its current MNC partners, where technologies are being actively reviewed and validated for their commercial viability  +2 ONGOING MNC PARTNERS  P&G  Nokia  +9 ACTIVE MNC OPPORTUNITIES  Active Multinational Pipeline Growth (1)  80+% Growth  MNC pipeline as of December 2023.   Active Multinational Pipeline includes: (1) Current MNC Targets, (2) Active MNC Opportunities, and (3) Ongoing MNC Partners.  Innventure Value Creation  17 FUTURE & 18 CURRENT    MNC TARGETS  35  D

 Drivers of the Innventure Opportunity  18  Technology constantly changes business across a diverse set of use-cases. Innventure has extensive experience screening technologies for commercialization to meet expected unmet market needs. Key market drivers and markets in need of a technology solution are what feed the initial stage of DownSelect  Innventure Value Creation  Markets in Need of Technology Solutions  Revenue capture in new categories and price points  Meet current & evolving customer needs  Operating Margin  Optimization of input, labor, energy, and distribution costs  Improved scale and throughput  Market competition  Supply chain insulation  Sustainability & regulatory compliance  Top Line Growth  Economic Value to Customers Drive Business & Profit Goals  Consumer Retail, Packaging & Distribution  Data Infrastructure & Telecommunications  Industrial Manufacturing & Operations  Clean Energy  Industrial Agriculture & Chemical Applications  Healthcare & Life Science Services  Risk Management  D

19

D Illustrative Innventure Company Creation Timeline

Symbiotic relationship with MNCs **creates potential value for both parties**

Innventure Value Creation


MULTINATIONAL CORPORATION
UNMET MARKET NEED
TRANSFORMATIVE SOLUTION
STRATEGIC EXECUTION
New Innventure Company

Target and build relationships with MNCs

MNC invests significant time and money into developing a technology and gathering market data; Innventure's value as the catalyst to commercialize technology is driven by the following MNC friction points (and MNC willingly shares market data with Innventure):

- Inability or lack of appetite to fund
- No internal sponsor and/or equipped operator
- Non-core to company strategy
- Not of critical mass to impact MNC financials
- Inefficient org-structure to develop a new company

Evaluate opportunity via DownSelect:

- Test technology's business viability using MNC data
- Evaluate market and operational risk factors
- Forecast initial investment timeline and cash flows

Company Creation

Innventure Company launch:

- Build foundation and infrastructure
- Feature expected significant embedded revenue opportunity via MNC relationship

Commercialize the technology and scale the business:

- Execute operating plan and scale production in-line with concrete revenue
- Expand customer set to capture market share

Innventure shareholders may realize economic returns such as:

- Equity market cap growth and / or exit monetization
- Disciplined operating strategy with high hurdle rates for capital investment

MNC may realize economic benefits such as:

- Revenue and / or expense synergies for core business
- Company-specific economic incentives – e.g., royalties, etc.

innventure

 Risk Considerations and Mitigation  20  Execution  Seasoned leadership team with entrepreneurial, operational, and capital markets expertise in early-stage companies from inception through commercialization  Adoption  MNCs catalyze early market adoption by becoming first customer and/or providing channel access  Macro/Market Level  DownSelect assessment conducts deep diligence on the technology solution and the market factors that could lead to its success and early adoption by MNCs  Technology  Access to advanced MNC-funded technology solution with robust patent protection  Origination  Leverage MNC proprietary market knowledge of unmet need  Funding  Innventure funds early-stage capital investment leveraging preexisting and significant MNC investment. Near-zero basis initial investment creates potential for equity return opportunity and allows company leadership teams to focus on operations   Risk Considerations  Mitigation Strategies  D

21

E PureCycle[1] Case Study

PURECYCLE[1]

PureCycle ("PCT") is the first $1B+ Innventure Company

Multinational Corporation	P&G	~$1.0 Billion Current Enterprise Value[2]

Company Description

Patented recycling process removes color, odor and other contaminants from plastic waste feedstock to transform it into Ultra-Pure Recycled Polypropylene ("UPRP") resin with virgin-like properties

PCT plants have long term supply agreements with P&G and other global partners

PCT expects its recycled polypropylene to **consistently achieve a price premium over virgin polypropylene**

Relevant History

- **2015** Launch
- **2019** 1st Pilot Plant Operational
- **2020** 1st Commercial Plant Funded
- **2021** Public Listing

Innventure Monetization

Innventure **monetized 2/3 of its holdings at a $1.45B market capitalization post-IPO** and maintains a **small minority position**

18.8x
Return on PureCycle[3]

Aligned with UN Sustainability Goals

9 INDUSTRY, INNOVATION AND INFRASTRUCTURE

12 RESPONSIBLE CONSUMPTION AND PRODUCTION

13 CLIMATE ACTION

PureCycle, the first Innventure Company, validates the Innventure business model and provides tangible proof point of Innventure's multi-billion-dollar value creation strategy

(1) PureCycle Technologies became public in 2021 (Nasdaq: "PCT") and, as of December 31, 2023, Innventure owns less than 2% of PCT, though Innventure's strategy is to operate the Innventure Companies going forward.
(2) S&P Capital IQ as of December 29, 2023.
(3) Calculated based upon PCT's closing share price on Jan. 24, 2024 and illustrative of an investor's return if they had invested in PCT at inception and exited on Jan. 24, 2024.

innventure

22

E AeroFlexx Case Study

Company Description

Innovative Liquid Package

Revolutionary liquids packaging solution that combines the benefits of both rigid and flexible packaging into a single offering

Sustainable Solution

Sustainability benefits that are expected to eliminate 50-70% of plastic used in an equivalent package, potentially up to 85% less virgin plastic with recycled content and can be curbside recyclable(1)

Health & Safety at the Forefront of Design

Designed with hygiene in mind with tamper proof packaging to keep products safe

Built for E-Commerce Supply Chains

Allows seamless adoption into E-commerce channel for liquid products and addresses a significant supply chain challenge

Fills Market Need

Solves a clear market need for customers and brands while enhancing the overall consumer experience

Milestones

- **2018** – P&G develops technology
- **2018** – Pilot manufacturing capability launched
- **2021** – Recyclability achieved
- **2022** – First Commercial Line
- **2023** – Curbside recyclable pack available (1)

Proprietary Integrated Valve

Eliminates the need for discrete closures, removes the need for pumps, and enhances the consumer use experience

Proprietary Air Frame

Provides structural rigidity throughout entire package lifecycle, including end of life collection and sortation


AEROFLEX
AEROFLEX
AEROFLEX

Multinational Corporation

P&G

- AeroFlexx has sole exclusive rights to commercialize the technology globally, across all categories and with any partner

(1) May not be recyclable in all communities. Check locally.

23

E Accelsius Case Study

ACCELSIUS

Company Description

Groundbreaking Two-Phased Technology

Accelsius groundbreaking NeuCool™ Platform employs a direct to chip cooling method, **using a two-phased fluid reducing energy usage by up to 49%**

Current Technology at Limits

Replaces current air-cooling technology that is approaching its limits and requires a significant amount of unused floor space

Easy Integration

Flexible configurations fit standard server racks & servers agnostic of current datacenter configuration and infrastructure

Accelsius Drives Wide Range of Efficiencies

59% TCO Savings

Cooling accounts for **40% of a data center's energy consumption**

Zero Water Consumption

AI services such as ChatGPT use **.5L of water for up to 50 prompts**

49% Energy Savings

416 TW or **3% of the world's power** was consumed by data centers(1)

Up to 76% IT Space Savings

Accelsius allows data centers to densify, putting more equipment in each rack & moving racks closer

Liquid Cooling market expected to reach $7.8B by 2028

Multinational Corporation

Nokia

- Innventure fully owns IP
- Average royalties to Nokia of 1-2% based on their uptake

Data Center Electricity Use (MWh)



Based on 100,000 sq. ft. Data center
10,000
7,500
5,000
2,500
0
49% Reduction
Typical Data Center
Accelsius Cooled Data Center

(1) Data as of 2016.

24

E Timeline for Innventure Companies

Repeatable methodology and track record of building highly valued companies within several years of launch

Year 0 | Year 1 | Year 2 | Year 3 | Year 4 | Year 5 | Year 6

PURECYCLE[1]

Ownership: ~1.5% Shares

- Technology transfer — **P&G** (Year 0)
- Patents filed (Year 1)
- Secured feedstock & offtake agreements (Year 3)
- Tech Validated – FEU production line completed
- **PCT becomes public at $1.2B valuation (NASDAQ: PCT)**
- Ironton Plant produces first pellets

AEROFLEXX[2]

Ownership: ~31%

- Technology transfer — **P&G** (Year 0)
- Pilot manufacturing capability launched (Year 1)
- Fameccanica partnership to scale technology (Year 2)
- West Chester HQ opened (Year 3)
- Tech validated – commercial line installed (Year 4)
- Recyclability patent granted (Year 4)
- Commercial production level reached (Year 5)

ACCELSIUS[2]

Ownership: ~67%

- Technology transfer — **Nokia** (Year 0)
- Patents filed
- Optimized design & beta testing (Year 1)
- Finalized design for manufacturing
- Securing offtake for commercialization (Year 2)

Accelsius is moving at a much faster pace than its predecessors

(1) PureCycle Technologies became public in 2021 (Nasdaq: "PCT") and, as of December 31, 2023, Innventure owns less than 2% of PCT.
(2) As of September 30, 2023, Innventure owns ~31% of AeroFlexx and ~67% of Accelsius. Please see the Registration Statement on Form S-4 filed by Learn SPAC Holdco, Inc. on January 26, 2024 for more information.

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25

E Sustainability as a Value Driver

Helping MNC partners unlock economic value while achieving sustainability targets

Responsibility

Innventure helps MNC partners meet their sustainability goals by building companies around technology solutions

Economic Value Driver

Material sustainability issues create new markets and are primary drivers of revenue, cost, and risk that impact value creation for long-term business performance

Core Model Strength

We believe continuous sustainability assessment, management, adherence and improvement processes strengthen Innventure's core model to systematically build transformative businesses

Agnostic Advantage

Evaluating MNC technologies for their potential to address unmet need, rather than starting with a particular lens on which issues to solve, allows for broader value creation potential

Economic viability is a key component of sustainability

Evidence of our ability to operate sustainably

PureCycle[1] – **Purifies and recycles** post-industrial and post-consumer polypropylene **waste back to a like virgin grade polymer**, usable across a broad range of applications and markets

AeroFlexx – May use up to **85% less virgin plastic** to create a liquid packaging solution that is **fully curbside recyclable**[2]

Accelsius – Cooling solution designed to maximize capacity, reduce operating costs, and **increase energy efficiency for server, switching, and edge environments**

(1) PureCycle Technologies became public in 2021 (Nasdaq: "PCT") and, as of December 31, 2023, Innventure owns less than 2% of PCT.
(2) May not be recyclable in all communities. Check locally.

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 Leadership – Executive Committee  26  Bill Haskell – Chief Executive Officer  Bill serves as Chief Executive Officer for Innventure. Previously, he was a co-founder and President of XL TechGroup that created the foundational business building methodology upon which Innventure is based. Bill has worked with the key principals of Innventure for over 20 years. He has also served as a public company CEO and has been a director of over a dozen private and public companies. Prior to joining Innventure in 2021, Bill was a partner at a boutique investment bank focused on converting private companies into employee-owned enterprises. He has over 30 years of experience in company creation and development. In addition to being a Director of Innventure, Bill serves as Chairman of Accelsius and is a Director of AeroFlexx – two partnership companies created by Innventure. Bill holds a B.S. degree in engineering and conducted post graduate work in applied mathematics at Iowa State University.  David Yablunosky – Chief Financial Officer  David’s finance career spans over 30+ years with large public and private multinational corporations. Prior to Innventure, David was Chief Financial Officer of Embraer Aircraft Holding, Inc., the U.S. subsidiary of the Brazilian aerospace and defense conglomerate Embraer, SA. He was also CFO and Board Member of Embraer Executive Aircraft, Inc., and Board Member of Embraer Defense and Security, Inc. Over his career David has worked for large MNCs such as Ford Motor Company, Ford Credit, Office Depot, Oxbow Carbon LLC, and Embraer. Before his career in finance, David served nine years in the U.S. Navy and worked in the Pentagon on General Colin Powell’s staff. David holds a B.S. in Mathematics from the U.S. Naval Academy and an MBA in Finance from the University of Maryland. He also holds a graduate-level certificate in Accounting from the Harvard University Extension School and has completed the Advanced Management Program at the Harvard Business School.  Dr. John Scott – Co-founder, Strategy  John is an Innventure Co-founder, member of the Investment Committee, and serves in a strategy role at Innventure. Prior to co-founding Innventure, John served as Founder and CEO of XL TechGroup where he developed the DownSelect Method that Innventure uses today to vet disruptive technologies from top Multinational Corporations (MNCs) and their associated business opportunities. John also served as an academic scientist at numerous universities and government labs including the Universities of Maryland, North Carolina and Arizona, as well as the NASA Goddard Space Flight Center. He earned his Ph.D. in Physics and Astrophysics from the University of Arizona and has published over 60 academic papers.  E  Mike Otworth – Co-founder, Executive Chairman, International  Mike is an Innventure Co-founder and currently serves as Executive Chairman of the Board and in an international role at Innventure. Mike was the Founding CEO and Chairman of the Board of PureCycle (PCT), an Innventure Company, from 2015-2022. Mike and team took PCT from early-stage concept to operational pilot, fully funded first commercial plant, followed by a successful public offering in March of 2021. Prior to Innventure, Mike served as President and Founding Partner of Green Ocean Innovation for six years a company that provided technology sourcing, innovation strategy, and development services to Lilly/Elanco Animal Health. Mike also served as Vice- President and Founding CEO of multiple start-ups at XL TechGroup. Mike began his career on Capitol Hill working as a legislative aide and committee staff member in the U.S. House of Representatives.  Roland Austrup – Capital Markets  In addition to his Innventure role, Roland serves as Chairman of WaveFront Global Asset Management Corp., a Toronto-based global hedge fund company he co-founded in 2003. Roland is also a founding Director of Envest Corp., a downstream energy company, and an Advisory Board member of both the Master of Quantitative Finance program at the University of Waterloo and First Tracks Capital, a Canadian private equity firm. Roland was an Investment Advisor with BMO Nesbitt Burns Inc. and began his career as a Commodities Broker with ScotiaMcLeod Inc., hedging commodity price risk for corporate clients. Roland holds a B.A. with Honors from the University of Western Ontario.

 Lucas Harper, CAIA – Chief Investment Officer, Investment Committee  Lucas is a member of the Investment Committee and serves as Chief Investment Officer of Innventure and brings over 20 years of experience in managing investment teams, building companies / business units and the seeding and buildout of multiple investment platforms and investment products for both large institutional investment and start-up organizations. Prior to joining Innventure, Lucas held a Principal role at Santa Monica Capital Group as well as serving as President & CEO of Ocean Avenue Investment Partners.   He earned his B.A. in Economics from the University of California at Santa Barbara, is a Chartered Alternative Investment Analyst (CAIA) and currently holds a Series 7 and Series 63 license.  Bill Grieco – Chief Technology Officer  Bill is an entrepreneur, innovator, and business leader who has spent the last 25 years leading R&D and commercialization organizations in the chemical, pharmaceutical, cleantech, and specialty materials industries. Prior to Innventure, Bill was CEO of The RAPID Manufacturing Institute®, a public-private partnership created to promote modular process intensification and transform manufacturing in the process industries. Bill also serves on the Advisory Boards for the School of Chemical and Biological Engineering at Georgia Tech and the FSEC Energy Research Center at the University of Central Florida.   He holds chemical engineering degrees - a PhD and Master’s degree from M.I.T., and a Bachelor’s degree from Georgia Tech.  Leadership  27  E  Tom Cripe – Head of Strategic Partnerships  Thomas is currently Head of Strategic Partnerships for Innventure. He is heavily involved in building and managing new strategic relationships for the identification of new technologies that have the potential to form the basis for new Innventure Companies. In 2018, he retired from Procter & Gamble (P&G) after a 32-year career which culminated as Director, Global Business Development. Reporting to P&G’s Treasurer, Controller and EVP he was responsible for executing the Business Development strategies of a $40B business. During his 15-year tenure in Global Business Development he helped oversee a wide array of in-bound and out-bound deals. He joined P&G in 1985 where Tom held various senior roles in R&D which included leading a team of 65 global researchers and he is a listed inventor on ~60 different patents.   Tom holds a Ph.D. and M.S. degrees in Chemistry.

 Innventure’s Economic Sustainability Playbook  Process for systematically scaling our businesses  MNC has invested millions of dollars over several years to develop technology solutions as well as understands unmet strategic market need  Identify Technology Solutions  Innventure team led by executives with a track record of scaling technology businesses  Deploy World-Class Team  Commercialize  MNC becomes early adopter of technology solution and/or provides endorsement to channel partners  E  Evergreen  Consolidated model is expected to allow cash flows from operations and monetizations to fund Innventure going   forward  28

 Innventure Companies

30

AeroFlexx Overview

AEROFLEXX

Strong Value Proposition to Customers

Designed for E-Commerce & Retail

- ISTA-6 approved for shipping liquids via e-comm channel.
- Pak eliminates damages from breakage/handling and saves costs from elimination of prep & materials

Flexible Manufacturing

- No molds enables rapid adoption at a lower cost vs. traditional bottles
- Get to market quickly for consumer feedback
- Capital efficient deployment with turnkey solutions for filling

Logistics Improvements

- Ships flat before fillings with form factor that takes up less than 10% in shipping vs rigids
- Simplifies sourcing with consolidated supply chain
- Reduces transit damage & shipping losses

Brand Differentiation

- Wrap around canvas in full color to showcase brands
- Custom shapes & sizes capabilities

Superior Sustainability Benefits

Virgin Plastic Avoidance

Significant reduction by using up to 85% less virgin plastic vs. rigid bottle/cap alternatives

Package Circularity

Package can incorporate up to 50% recycled content without compromise

Curbside Recyclability

Curbside recyclable where all plastic bottles are accepted[1]

Lifecycle Analysis

By eliminating excess packaging material in e-commerce, AFX can deliver 83% less waste to landfills, up to 69% GHG reduction, and 73% less water use

Aligned with UN Sustainability Goals


9 INDUSTRY, INNOVATION AND INFRASTRUCTURE
12 RESPONSIBLE CONSUMPTION AND PRODUCTION
13 CLIMATE ACTION
14 LIFE BELOW WATER

(1) May not be recyclable in all communities. Check locally.

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AeroFlexx Executive Leadership  31  Andrew Meyer– Chief Executive Officer  Andrew is the CEO of AeroFlexx and Serial CEO for Innventure. He brings with him extensive experience in entrepreneurial environments having spent the last 15 years within 4 different venture-backed technology start-ups that included value-add exits such as an IPO and a trade sale to a strategic partner.  Kevin Green – VP, Commercial & Business Development  Matt Kevin has over 25 years of experience in the development and commercialization of sustainable packaging products and running multinational operations. Kevin possesses comprehensive technical, production, and commercial experience in material science, inks and coatings, recycling, flexible packaging, and rigid packaging along with the associated manufacturing processes.  Jim Traut – VP, Finance And Accounting  Jim brings with him extensive experience within finance and enterprise risk management environments. Before AeroFlexx, he co-founded and served as CEO of a cloud-based motion graphics video production start-up. Jim also worked for the H. J. Heinze Company for 24 years in various global strategy, accounting, risk, control, audit, due diligence, and ethics leadership roles.  Cedric D’Souza – Chief Technology Officer  Cedric is the CTO of AeroFlexx and an entrepreneurial leader with an insatiable passion for leveraging technology to transform global supply chains. Cedric has over 28 years of experience, leading culturally diverse organizations and project teams in Asia, Europe, Latin America, and North America. Over his career he has lived in 4 different countries.  Veronica Sebald – VP, Quality Control  Veronica brings over 18 years in Quality and Manufacturing. Veronica's focus is establishing AeroFlexx’s Quality Systems, Control, and Assurance Plans. She is responsible for the Food Safety System development, implementation and compliance to regulatory requirements.

 Accelsius Overview  32  Target Market  Transformative Technology  Telco  NeuCool™ can cool high power servers driven by 5G and profitable edge services which we predict, based on calculations made in reliance on data from the 451 Group, to grow to over 2M servers installed annually in edge locations by 2027  Data Centers  Accelsius increases compute density while reducing the power usage on a market that is expected to grow to $56B by 2030 with an expected 17.1% CAGR  Embedded Semiconductors  Increased software stack (including AI) requires higher performance chips, a rapidly growing market as AI grows  Aligned with UN Sustainability Goals  Direct to Chip  Cooling is in direct contact with heat source, compatible with existing and new installations  Two-Phase  Transition from liquid to vapor ensures larger heat dissipation

 Accelsius Executive Leadership  33  Josh Claman – Chief Executive Officer  Josh has over 30 years of leadership experience driving growth in Fortune 100 companies such as Dell and NCR and as a CEO in startups with successful exits. He is passionate about businesses that make a positive impact to our world.  Jeff Taus – VP of Engineering  Jeff brings extensive server systems engineering expertise from Dell. He has over 25 years of leadership experience delivering products in enterprise computing and in the appliance and automotive industries, telco-focused edge servers, and in hyper-scale server deployments.  Richard Bonner, Ph.D. – Chief Technology Officer  Dr. Bonner has over 18 years of industrial experience as a heat transfer researcher and advanced thermal product developer. He is a recognized expert in two-phase cooling and thermal issues as they relate to the energy-water nexus.  Matt Cruce – Chief Supply Chain Officer  Matt brings expertise in managing complex global supply chains with experience in Dell’s server division where he successfully minimized lead times and ensured parts availability. Prior to Dell, Matt worked at Lockheed Martin.  Robert Wehmeyer – VP of Finance  Robert has over 25 years of financial leadership experience with companies such as Dell and National Instruments. Prior to Dell, Robert worked at Westinghouse Motor Company, Presidio Enterprises, and Arthur Andersen.

 Risk Factors  34  All references to the “Company,” “we,” “us” or “our” refer to Innventure, prior to the business combination and to Holdco following the business combination. The risks presented below are certain of the general risks related to the business of the Company, Learn CW and the business combination between the Company and Learn CW, and such list is not exhaustive. The list below has been prepared solely for purposes of inclusion in this Presentation and not for any other purpose. Investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of the Company and our business, prospects, financial condition and operating results following the completion of the business combination.  The occurrence of one or more of the events or circumstances identified in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the business combination, and may have a material adverse effect on the business, cash flow, financial condition and results of operations of the Company following the business combination. The Company may face additional risks and uncertainties that are not currently known, or that are currently deemed immaterial, which may also impair the Company’s business, prospects, financial condition or operating results.  Risks relating to the business of the Company, the business combination and the business of Learn CW will be disclosed in future documents filed or furnished by the Company, Holdco and/or the SPAC with the SEC, including the documents filed or furnished in connection with the business combination between the Company and Learn CW. The risks presented in such filings will be consistent with those that would be required for a public company in its SEC filings, including with respect to the business and securities of the Company and Learn CW and the business combination, and may differ significantly from, and be more extensive than, those presented below. Any capitalized terms used but not defined in this presentation have the meanings given to them in the Registration Statement.  CWAM LC Sponsor LLC (the “Sponsor”) and certain SPAC stockholders affiliated with the Sponsor (together, the “Sponsor Persons”) have agreed to vote in favor of the business combination, regardless of how Learn CW’s public shareholders vote.  Learn CW may not be able to complete the business combination or any other business combination within the prescribed timeframe, in which case Learn CW would cease all operations, except for the purpose of winding up, and Learn CW would redeem the Learn CW Class A Ordinary Shares and liquidate.  Since the Sponsor Persons have interests that are different, or in addition to (and which may conflict with), the interests of Learn CW’s shareholders, a conflict of interest may have existed in determining whether the business combination with Innventure is appropriate as Learn CW’s initial business combination. Such interests include that Sponsor will lose its entire investment in Learn CW if an initial business combination is not completed.  Following the consummation of the business combination, Holdco’s only significant asset will be its ownership interest in Innventure, and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Holdco Common Stock or satisfy our other financial obligations.  Learn CW’s public shareholders will experience immediate dilution as a consequence of the issuance of Holdco’s common stock (“Holdco Common Stock”) as consideration in the business combination and due to future issuances pursuant to the Equity Plan.  A national securities exchange may not list Holdco's securities on its exchange, which could limit investors' ability to make transactions in Holdco's securities and subject Holdco to additional trading restrictions, and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Holdco Common Stock or satisfy our other financial obligations.

 Risk Factors  35  Innventure’s principal revenues are expected to be earned in the future, through its subsidiaries and through the Innventure Companies, and Innventure depends on its subsidiaries for cash.  Innventure may not be successful in finding future opportunities to license or acquire breakthrough technology solutions from MNCs.  If Innventure is deemed to be an investment company under the Investment Company Act of 1940, as amended, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult to operate or to execute its growth plans.  The Innventure Companies are currently pre-revenue early commercial stage companies that may never achieve or sustain profitability.   If Innventure or the Innventure Companies are not able to satisfy the requirements imposed by MNC partners or have disagreements with those MNC partners, their relationships with these partners could deteriorate, which could have a material adverse effect on the business of Innventure and the Innventure Companies.  Innventure may not be able to obtain additional financing to fund the operations and growth of the business.  There is uncertainty regarding Innventure's ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt about its ability to continue as a going concern.  AFX currently relies on a single facility for all of its operations.  The failure of AFX’s suppliers to continue to deliver necessary raw materials or other components of its products in a timely manner and to specification could prevent it from delivering products within required time frames and could cause production delays, cancellations, penalty payments and damage to its brand and reputation.  Failure of AFX’s target customers, who are subject to cyclical downturns, to achieve success or maintain market share could adversely impact AFX’s sales and operating margins.  AFX’s ability to establish substantial commercial sales of its products is subject to many risks, any of which could prevent or delay revenue growth and adversely impact its customer relationships, business and results of operations.  AFX may not be able to meet applicable regulatory requirements for the use of AFX’s products in food grade applications, and, even if the requirements are met, complying on an ongoing basis with the numerous regulatory requirements applicable to AFX’s products and AFX’s facilities will be time-consuming and costly.  Accelsius is an early-stage company, and its limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.  The market, including customers and potential investors, may be skeptical of the viability and benefits of Accelsius’ cooling products because they are based on a relatively novel and complex technology.  Accelsius’ cooling products may be subject to increased regulatory scrutiny due to their use of working fluid refrigerants that contain fluorine.

 Risk Factors  36  Innventure may be unable to sufficiently protect the intellectual property rights of itself and the Innventure Companies and may encounter disputes from time to time relating to its use of the intellectual property of third parties.  The market price of the Holdco Common Stock is likely to be highly volatile, and you may lose some or all of your investment. Volatility in Holdco’s share price could subject Holdco to securities class action litigation.  If securities or industry analysts do not publish research or reports about Holdco, or publish negative reports, Holdco’s stock price and trading volume could decline.  Innventure, the Innventure Companies, and Innventure’s MNC partners may be negatively impacted by volatility in the political and economic environment, such geopolitical unrest, economic downturns and increases in interest rates, and a period of sustained inflation, which could have an adverse impact on Innventure’s and the Innventure Companies’ business, financial condition, results of operations and prospects.  Innventure, the Innventure Companies, and their MNC partners face risks and uncertainties related to litigation, regulatory actions and investigations.  Cyber-attacks or a failure in our information technology and data security infrastructure could adversely affect Innventure’s business and operations.  In addition to this summary discussion, you should carefully consider the risks and uncertainties described in Holdco’s filings with the SEC, including the Registration Statement.